SCHEDULE 14A INFORMATION

          Proxy Statement Pursuant to Section 14(a) of the Securities
                     Exchange Act of 1934 (Amendment No.  )

Filed by the Registrant (X)
Filed by a Party other than the Registrant ( )

Check the appropriate box:


( )  Preliminary Proxy Statement           (  )  Confidential, for Use of the
                                                 Commission Only (as permitted
                                                 by Rule 14a-6(e)(2))
(X)  Definitive Proxy Statement
( )  Definitive Additional Materials
( )  Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12


                            ALEX. BROWN INCORPORATED
                (Name of Registrant as Specified in its Charter)


      (Name of Person(s) Filing Proxy Statement, if other than Registrant)

Payment of Filing Fee (Check the appropriate box):

(X)  No fee required

( )  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

     1)  Title of each class of securities to which transaction applies:

     2)  Aggregate number of securities to which transaction applies:

     3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

     4)  Proposed maximum aggregate value of transaction:

     5)  Total fee paid:

( )  Fee paid previously with preliminary materials.

( ) Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     1)  Amount Previously Paid:

     2)  Form, Schedule, or Registration Statement No.:

     3)  Filing Party:

     4)  Date Filed:

                            ALEX. BROWN INCORPORATED

                                One South Street
                           Baltimore, Maryland 21202

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

     The Annual Meeting of Stockholders of Alex. Brown Incorporated will be held on Tuesday, April 22, 1997, at 4:30 p.m. on the 23rd floor of the Company's offices at One South Street, Baltimore, Maryland, for the following purposes:

     (a) Election of directors to hold office until the next Annual Meeting of Stockholders or until their respective successors are duly elected and qualified;

     (b) Consideration of a proposal to amend the Alex. Brown Incorporated 1988 Employee Stock Purchase Plan; and

     (c) Consideration of such other business as may properly come before the meeting.

     Holders of the Company's Common Stock as of the close of business on March 7, 1997 are entitled to notice of and to vote at the meeting. For your convenience, a form of proxy is enclosed. You are urged to complete and return the proxy.

                                              By Order of the Board of Directors

                                              Robert F. Price
                                              Secretary

March 20, 1997

                      (THIS PAGE INTENTIONALLY LEFT BLANK)

                            ALEX. BROWN INCORPORATED

                                One South Street
                           Baltimore, Maryland 21202

                                PROXY STATEMENT
                (First Mailed to Stockholders on March 20, 1997)

     On behalf of the Board of Directors of Alex. Brown Incorporated (the "Company"), this Proxy Statement is furnished in connection with the solicitation of proxies to be voted at the Annual Meeting of Stockholders (the "Meeting") scheduled to be held on Tuesday, April 22, 1997, on the 23rd floor of the Company's offices at One South Street, Baltimore, Maryland and at any adjournment or adjournments thereof. The solicitation of proxies generally will be by mail and by directors and officers of the Company. In some instances, solicitations may be made by telephone, telegraph or other means.

     All costs incurred in connection with the solicitation of proxies will be borne by the Company. No compensation will be paid by the Company in connection with the solicitation of proxies, but custodians, nominees and fiduciaries will be requested to send proxies and proxy material to their principals, and the Company will reimburse those custodians, nominees and fiduciaries for reasonable out-of-pocket and clerical expenses.

     Any stockholder giving a proxy pursuant to this solicitation may revoke it at any time prior to exercise of the proxy by giving written notice of such revocation to the Secretary of the Company at One South Street, Baltimore, Maryland 21202, or by attending the Meeting and voting in person.

     The presence in person or by proxy of stockholders entitled to cast a majority of all the votes entitled to be cast at the Meeting will constitute a quorum for the Meeting. Abstentions and withhold-authority votes will count for the purpose of determining a quorum. On March 7, 1997, the record date for the determination of stockholders entitled to notice of and to vote at the Meeting, the Company had outstanding and entitled to vote 24,848,343 shares of common stock, par value $.10 per share (the "Common Stock").* The Common Stock has no cumulative voting rights, and each issued and outstanding share of Common Stock is entitled to one vote at the Meeting or any adjournment or adjournments thereof.

     Each properly executed proxy will be voted in accordance with the instructions marked on it. With regard to the election of directors, votes may be cast "FOR" or "WITHHELD." With regard to the proposal to amend the Alex. Brown Incorporated 1988 Employee Stock Purchase Plan, votes may be cast "FOR", "AGAINST" or "ABSTAIN."

     In the absence of specific instructions, a proxy will be voted FOR the election, as directors of the Company, of the nominees identified in this Proxy Statement, FOR the amendment of the Alex. Brown Incorporated 1988 Employee Stock Purchase Plan, and in the sole discretion of the proxy holders as to any other matters. The affirmative vote of a plurality of all votes cast at the Meeting is required for the election of directors. All other matters require the affirmative vote of a majority of all votes cast. Shares voted include votes FOR or AGAINST a proposal but do not include broker non-votes, abstentions or withhold-authority votes.

* Unless otherwise indicated, all references in this Proxy Statement to Common Stock reflect the three-for-two stock split in January, 1997.

                   ELECTION OF DIRECTORS AND RELATED MATTERS

     It is proposed that nine directors, constituting the entire Board of Directors (the "Board") of the Company, be elected at the Meeting, each to serve until the next annual meeting of stockholders or until his successor is duly elected and qualified. THE BOARD RECOMMENDS A VOTE "FOR" THE ELECTION OF EACH OF THE NOMINEES.

     Each of the nominees has agreed to serve, if elected. If one or more of the nominees is unable to serve for any reason, the holders of proxies solicited hereby reserve the right to nominate and vote for any other person or persons of their choice. There is no family relationship between any of the director-nominees or between any of such nominees and any executive officer of the Company. Certain other pertinent information regarding each of the nominees follows:

LEE A. AULT III

     Mr. Ault, who is 60 years of age, has been a private investor since 1992. Previously, Mr. Ault was Chairman and Chief Executive Officer of Telecredit, Inc., a supplier of payment services. Mr. Ault has been a member of the Company's Board since 1992, and he currently serves on its Audit Committee and Compensation Committee, of which he is Chairman. Mr. Ault is also a director of Equifax Inc., Sunrise Medical Inc. and Viking Office Products, Inc.

NEIL R. AUSTRIAN

     Mr. Austrian, who is 56 years of age, has been President of The National Football League since 1991. Mr. Austrian has been a member of the Company's Board since 1995, and he currently serves on its Organization Committee. Mr. Austrian is also a director of Viking Office Products, Inc. and REFAC Technology Development Corp.

THOMAS C. BARRY

     Mr. Barry, who is 53 years of age, has been President and Chief Executive Officer of Zephyr Management, L.P. a financial consulting and investment management firm since December 1993. Previously, Mr. Barry was President and Chief Executive Officer of Rockefeller & Co., Inc., a registered investment advisor. Mr. Barry has been a member of the Company's Board since 1987, and he currently serves on its Organization Committee. Mr. Barry is also a director of The France Growth Fund, Inc.

KENNETH D. BRODY

     Mr. Brody, who is 53 years of age, is the founding partner of Winslow Partners, LLC, a private equity investment firm. From 1993 to early 1996, Mr. Brody was Chairman and President of the Export-Import Bank of the United States. Prior to his government service, Mr. Brody was a partner at Goldman, Sachs & Co. Mr. Brody is also a Director of Quest Diagnostics Incorporated and Yurie Systems Inc. He was elected to the Company's Board in December, 1996.

BENJAMIN H. GRISWOLD IV

     Mr. Griswold, who is 56 years of age, is a Managing Director of Alex. Brown & Sons Incorporated ("Alex. Brown"), the Company's principal subsidiary, and Chairman Emeritus of the Board. Mr. Griswold has been a member of the Board since 1986, and he currently serves on its Organization Committee. Mr. Griswold is also a director of The Baltimore Life Insurance Company and Life of Maryland, Inc.

A. B. KRONGARD

     Mr. Krongard, who is 60 years of age, has been Chairman of the Board of the Company since April, 1994, and Chief Executive Officer of the Company since July, 1991. Mr. Krongard has been a member of the Company's Board since 1989.

FRANK E. RICHARDSON

     Mr. Richardson, who is 57 years of age, is President of Wesray Capital Corporation, a merchant banking firm and since April 1995 he has been the Chairman of F. E. Richardson & Co., Inc. Mr. Richardson has been a member of the Company's Board since 1991, and he currently serves on its Organization Committee, of which he is Chairman. Mr. Richardson is also a director of Sonic Corp. and Dyersburg Fabrics Inc.

MAYO A. SHATTUCK III

     Mr. Shattuck, who is 42 years of age, has been President and Chief Operating Officer of the Company since July, 1991. Mr. Shattuck has been a member of the Company's Board since 1991.

JOHN J. F. SHERRERD

     Mr. Sherrerd, who is 67 years of age, is a corporate director and private investor. Mr. Sherrerd was a co-founder of Miller Anderson & Sherrerd ("MA&S"), an institutional investment management company, and a general partner of MA&S until December, 1994. Prior to his retirement in December, 1995, Mr. Sherrerd was a limited partner of, and consultant to MA&S. Mr. Sherrerd has been a member of the Company's Board since 1996, and he currently serves on its Compensation Committee and Audit Committee, of which he is Chairman.

OTHER INFORMATION REGARDING THE BOARD OF DIRECTORS

     Steven Muller, Ph.D., who has served as a member of the Board since 1987, is retiring as a Board member and a member of the Audit and Compensation Committees of the Board. Consequently, he is not a candidate for reelection.

BOARD COMMITTEES

     During 1996, the Board had three standing committees - the Audit Committee, the Compensation Committee and the Organization Committee.

     The Audit Committee oversees the financial reporting and the related financial and accounting control systems of the Company and its subsidiaries. The Audit Committee also recommends to the Board the appointment of the Company's independent auditors.

     The Compensation Committee reviews and approves cash compensation and grants under the Company's equity incentive plans and supervises the administration of the Company's other compensation plans. The Compensation Committee Report on Executive Compensation, included in this Proxy Statement, begins on page 13.

     The Organization Committee provides guidance and assistance to the Board in discharging its organizational overview and corporate governance responsibilities and serves as the nominating committee for the Board.

ATTENDANCE AT MEETINGS

     During the year ended December 31, 1996, the Board held nine meetings, and the Audit Committee, the Compensation Committee and the Organization Committee each held four meetings. Except for Messrs. Austrian and Sherrerd, all of the Company's directors attended 75% or more of the aggregate of all Board meetings and all meetings of committees of which they were members.

DIRECTORS' FEES

     Directors who are employed by the Company receive no additional compensation for serving on the Board. Each Director who is not an employee of the Company (a "Non-Employee Director") receives a $20,000 annual retainer. A portion of the annual retainer (currently a minimum of 50%) is paid in Common Stock pursuant to the 1991 Non-Employee Director Equity Plan (the "Director Plan") described below. Board members also receive $1,000 per Board or committee meeting attended and reasonable travel expenses incurred in connection with attendance at such meetings. In addition, chairmen of committees of the Board are paid an annual stipend of $2,500 for each committee which they chair.

1991 NON-EMPLOYEE DIRECTOR EQUITY PLAN

     The Director Plan, which was approved by the Company's stockholders in May, 1991, is intended to provide Non-Employee Directors with incentives to improve the Company's performance by increasing their level of stock ownership, and to provide an additional means of attracting and retaining Non-Employee Directors through the issuance of the Company's Common Stock and the granting of Stock Options. Participation in the Director Plan by Non-Employee Directors is mandatory.

     The Director Plan provides that, immediately following the date of the annual meeting of stockholders, each Non-Employee Director will receive a portion of his or her annual retainer in Common Stock and will also receive a stock option to purchase 2,250 shares of Common Stock. The number of shares of Common Stock to be issued to each Non-Employee Director is determined by dividing 90% of the average of the daily closing prices for the ten consecutive business days preceding the date of the annual meeting of stockholders of the Company (the "Market Price") into the annual retainer payable to each participant, and multiplying that number by a designated percentage determined by the Non-Employee Director. The minimum designated percentage is currently 50%, but each Non-Employee Director may designate a higher percentage. The purchase price for the Common Stock subject to the stock option is the Market Price. The maximum aggregate number of shares of Common Stock that may be issued under the Director Plan is 450,000, which may be appropriately adjusted in the event of any extraordinary dividend, recapitalization, reorganization, merger, spin-off, or similar change affecting the Common Stock.

     In 1996, pursuant to the Director Plan, the Company issued a total of 3,952 shares of Common Stock and options to purchase 14,270 shares of Common Stock to the Non-Employee Directors. The Director Plan will terminate on May 15, 2001.

1995 NON-EMPLOYEE DIRECTOR STOCK PURCHASE PLAN

     The 1995 Non-Employee Director Stock Purchase Plan (the "1995 Plan"), which was approved by the Company's stockholders in April, 1995, is intended to encourage Non-Employee Directors to increase the level of their ownership in the Company's Common Stock, to reinforce participating directors' roles in enhancing stockholder value and to provide an additional means of attracting and retaining Non-Employee Directors. The maximum aggregate number of shares of Common Stock that may be issued under the 1995 Plan is 225,000 shares, which may be appropriately adjusted in the event of a subdivision or combination of the Common Stock, or of a stock dividend, or similar change affecting the Common Stock.

     Pursuant to the 1995 Plan, Non-Employee Directors may purchase up to $100,000 of the Common Stock at a 15% discount in any calendar year in which the 1995 Plan is in effect. The 1995 Plan also imposes various restrictions on the sale or assignment of Common Stock purchased pursuant to the 1995 Plan. Participation in the 1995 Plan is voluntary.

     In 1996, 8,178 shares of Common Stock were purchased pursuant to the 1995 Plan.

DIRECTORS' CHARITABLE AWARD PROGRAM

     As part of its overall program to promote charitable giving, the Company has established a Directors' Charitable Award Program which is funded by life insurance policies on directors. The Company will donate a total of $1 million on behalf of each director to one or more qualifying charitable organizations recommended by the director. The Company will be reimbursed for that amount by life insurance proceeds. Individual directors derive no financial benefit from this program since all charitable deductions accrue solely to the Company. The program results in only nominal cost to the Company over time.

SPLIT DOLLAR LIFE INSURANCE

     The directors participate in split dollar life insurance arrangements with the Company. They provide the directors with death benefit protection and the opportunity to receive tax-favored benefits through the increase in insurance policy value. The program results in only nominal cost to the Company over time.

                 PROPOSAL TO AMEND THE ALEX. BROWN INCORPORATED
                       1988 EMPLOYEE STOCK PURCHASE PLAN

     On May 19, 1988, the stockholders approved the 1988 Employee Stock Purchase Plan (the "1988 Plan"). On May 14, 1992, the stockholders approved amendments to extend the term of the 1988 Plan indefinitely and to increase the total number of shares that can be sold under the 1988 Plan. It is proposed that Section 2 of the 1988 Plan be amended again to increase from 1,500,000 to 3,500,000 the number of shares of Common Stock that may be purchased under the 1988 Plan. THE BOARD RECOMMENDS A VOTE "FOR" APPROVAL OF THE PROPOSED AMENDMENT TO THE 1988 PLAN.

     The 1988 Plan is intended to afford eligible employees of the Company a means of purchasing the Company's Common Stock on favorable terms through payroll deductions. All full-time employees who have been employed by the Company for at least one year are eligible to participate in the 1988 Plan (approximately 2,000 persons as of March 7, 1997). Participation in the 1988 Plan is voluntary. The full text of the 1988 Plan, as proposed to be amended, is set forth as Exhibit A to this Proxy Statement, and reference is made thereto for a complete statement of its terms and conditions.

NEW PLAN BENEFITS

     The actual benefits that will be received under the 1988 Plan as proposed to be amended are not currently determinable as participation in the 1988 Plan is voluntary and the benefits that may be realized depend on the amount of Common Stock actually purchased by participants in the 1988 Plan. In addition, the value of the discounts afforded to participants in the 1988 Plan depend on the fair market value (as that term is defined in the 1988 Plan) of the Common Stock. The maximum benefit in any calendar year to individual participants is $3,750. During 1996, none of the Company's executive officers participated in the 1988 Plan. A total of 152,662 shares of Common Stock were purchased by eligible employees in 1996. The aggregate amount of discounts afforded to participants in the 1988 Plan during 1996 was $839,597.

                      BENEFICIAL OWNERSHIP OF COMMON STOCK

     The following table sets forth certain information, as of March 7, 1997 with respect to the beneficial ownership of the Company's Common Stock by each person who is known by the Company, based on a review of filings made with the Securities and Exchange Commission, to own more than 5% of the outstanding shares of Common Stock, by each director and nominee for election as a director of the Company, by the Company's Chief Executive Officer, by the other four most highly compensated executive officers in 1996, and by all directors and executive officers as a group:


NAME OF                                   AMOUNT AND NATURE OF       PERCENT
BENEFICIAL OWNER                          BENEFICIAL OWNERSHIP       OF CLASS
----------------                          --------------------       --------
Peter R. Kellogg........................       2,475,000(1)             9.96%
  120 Broadway
  New York, New York 10271
Benjamin H. Griswold IV.................         667,277(2)(3)(4)       2.69%
A. B. Krongard..........................         564,725(2)(4)          2.27%
Thomas Schweizer, Jr....................         280,649(2)(4)          1.13%
Mayo A. Shattuck III....................         229,467(2)(4)           *
Bruce H. Brandaleone....................         187,612(2)(4)           *
W. Gar Richlin..........................         100,745(2)(4)           *
Frank E. Richardson.....................          55,759(4)              *
Lee A. Ault III.........................          34,987(4)              *
Thomas C. Barry.........................          25,964(4)              *
Steven Muller, Ph.D.....................          13,187(4)              *
John J. F. Sherrerd.....................           9,215(4)              *
Neil R. Austrian........................           6,053(4)              *
Kenneth D. Brody........................             169                 *
All directors and executive
  officers as a group (19 persons)......       2,738,539(2)(4)         11.02%

* Indicates less than 1% beneficial ownership

(1) All information pertaining to Peter R. Kellogg and the number of shares owned by Mr. Kellogg is based upon a Form 4 dated March 4, 1997. According to the Form 4, Mr. Kellogg owns 1,025,000 shares directly, 1,050,000 shares through IAT Reinsurance Syndicate, Ltd., a Bermuda Corporation, and 75,000 shares through another Bermuda partnership of which he is the general partner. In addition, Cynthia Kellogg, Mr. Kellogg's spouse, owns 325,000 shares.

(2) Managing Directors and Principals of Alex. Brown and certain other persons are parties to the Company's First Amended and Restated Stockholders' Agreement (the "Stockholders' Agreement") and as of the record date hold in the aggregate approximately 5,803,000 shares of the Common Stock under the Stockholders' Agreement. The parties to the Stockholders' Agreement are required to vote their shares of the Common Stock in accordance with the vote of the holders of the majority of the shares subject to the Stockholders' Agreement. Subject to certain limitations, parties to the Stockholders' Agreement retain dispositive control of stock held subject to the terms of the Stockholders' Agreement. The share number listed in the table excludes shares (other than those of the designated individual or of those individuals included under "All directors and executive officers as a group") subject to the Stockholders' Agreement.

(3) Included is an aggregate of 90,573 shares held in six trusts of which Mr. Griswold is a trustee for the benefit of certain family members. Mr. Griswold disclaims beneficial ownership of such shares.

(4) Beneficial ownership shown for the following individuals and group includes the number of indicated shares of Common Stock that may be purchased within the next sixty days upon the exercise of Stock Options as well as shares of Common Stock which may be received upon conversion of debentures within the next sixty days: Mr. Griswold -- debentures convertible into 16,595 shares of Common Stock; Mr. Krongard -- debentures convertible into 111,346 shares of Common Stock; Mr. Schweizer -- Options for 7,000 shares of Common Stock and debentures convertible into 8,748 shares of Common Stock; Mr. Shattuck -- debentures convertible into 89,845 shares of Common Stock;
    Mr. Brandaleone -- Options for 5,000 shares of Common Stock and debentures convertible into 25,163 shares of Common Stock; Mr. Richlin -- Options for 7,500 shares of Common Stock and debentures convertible into 29,395 shares of Common Stock; Mr. Richardson -- Options for 9,000 shares of Common Stock; Mr. Ault -- Options for 11,250 shares of Common Stock; Mr. Barry -- Options for 11,250 shares of Common Stock; Dr. Muller -- Options for 9,000 shares of Common Stock; Mr. Sherrerd -- Options for 2,250 shares of Common Stock; Mr. Austrian -- Options for 4,500 shares of Common Stock; and all directors and executive officers as a group -- Options for 78,750 shares of Common Stock and debentures convertible into 364,283 shares of Common Stock.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     In an amended Form 4 dated February 7, 1997, Dr. Steven Muller reported the sale of 1,500 (pre-split) shares of Common Stock on November 6, 1996. The failure to report that sale in the Form 4 filed for the month of November 1996 was the result of an oversight by the Company's Legal Department which prepared the Form 4 for Dr. Muller's execution.

     In an amended Form 4 dated March 11, 1997, Neil R. Austrian reported that his acquisition of shares of Common Stock on April 23, 1996 was erroneously reported as 229 shares instead of 459 shares. This error was also the result of an oversight by the Company's Legal Department which prepared the Form 4 for Mr. Austrian's execution.

                  EXECUTIVE COMPENSATION AND OTHER INFORMATION

SUMMARY OF CASH AND CERTAIN OTHER COMPENSATION

     The following table shows, for the prior three fiscal years, the cash compensation paid by the Company, as well as certain other compensation paid or accrued for those years, to the Chief Executive Officer and each of the other four most highly compensated executive officers of the Company for 1996 in all capacities in which they served:

                         SUMMARY COMPENSATION TABLE (1)

                           ANNUAL COMPENSATION                                     LONG-TERM COMPENSATION
----------------------------------------------------------------------------------------------------------------
                                                                                      AWARDS             PAYOUTS
                                                                             ------------------------    -------
              (A)                 (B)       (C)         (D)         (E)         (F)           (G)          (H)          (I)
                                                                   OTHER
                                                                  ANNUAL     RESTRICTED    SECURITIES
                                                                  COMPEN-      STOCK       UNDERLYING     LTIP       ALL OTHER
                                           SALARY      BONUS      SATION      AWARD(S)      OPTIONS      PAYOUTS    COMPENSATION
NAME AND PRINCIPAL POSITION       YEAR      ($)         ($)        ($)          ($)           (#)        ($)(2)        ($)(3)
--------------------------------------------------------------------------------------------------------------------------------
A. B. Krongard                    1996     200,000    4,438,378      0            0               0      700,887         10,707
CHAIRMAN                          1995     200,000    2,824,264      0            0               0      410,351      4,273,201
& CHIEF EXECUTIVE OFFICER         1994     200,000    2,113,043      0            0               0      256,862         86,409

Mayo A. Shattuck III              1996     200,000    4,135,735      0            0               0      541,133         10,680
PRESIDENT                         1995     200,000    2,572,056      0            0               0      310,320      3,220,501
& CHIEF OPERATING OFFICER         1994     200,000    1,865,878      0            0               0      204,962         66,381

W. Gar Richlin                    1996     200,000    2,319,851      0            0               0      189,540         10,723
MANAGING DIRECTOR,                1995     200,000    1,512,792      0            0               0      103,471        138,806
ALEX. BROWN & SONS INCORPORATED   1994     200,000    1,109,264      0            0               0       88,379         42,495

Bruce H. Brandaleone              1996     200,000    2,218,968      0            0               0      166,418         10,754
MANAGING DIRECTOR,                1995     200,000    1,411,910      0            0               0       97,564         80,231
ALEX. BROWN & SONS INCORPORATED   1994     200,000      932,718      0            0               0       95,768          6,614

Thomas Schweizer, Jr.             1996     200,000    1,613,676      0            0               0      165,836         10,723
MANAGING DIRECTOR,                1995     200,000    1,008,382      0            0               0       96,982         80,189
ALEX. BROWN & SONS INCORPORATED   1994     200,000      635,117      0            0               0       95,186          6,552

NOTES:

(1) Cash compensation and equity awards are reported for the year in which earned, regardless of when paid or granted.

(2) 1996 amounts consist of loan forgiveness on one-sixth of loans to purchase 1990-1992 debentures and one-half of loans to purchase 1993 debentures (and related interest forgiven) based upon achievement of ROE objectives.

(3) 1996 amounts consist of matching contributions to the Company's 401(k) Plan and Profit Sharing Plan (Messrs. Krongard, Shattuck, Richlin, Brandaleone and Schweizer -- $10,618 each) and the "current dollar value" of the benefit from split dollar life insurance premiums paid by the Company (Mr. Krongard -- $89; Mr. Shattuck -- $62; Mr. Richlin -- $105; Mr. Brandaleone -- $136 and Mr. Schweizer -- $105).

OPTION EXERCISES

     The following table sets forth information with respect to the exercise of options during the last fiscal year by the Chief Executive Officer and the other four most highly compensated executive officers of the Company, as well as information concerning unexercised options held by those individuals at the end of 1996:

                AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR
                            AND FY-END OPTION VALUES

             (A)                      (B)           (C)                     (D)                               (E)
                                                                   NUMBER OF SECURITIES
                                                                  UNDERLYING UNEXERCISED             VALUE OF UNEXERCISED
                                    SHARES                           OPTIONS AT FY-END               IN-THE-MONEY OPTIONS
                                  ACQUIRED ON      VALUE                    (#)                          AT FY-END ($)
                                   EXERCISE       REALIZED     ---------------------------------------------------------------
             NAME                     (#)           ($)        EXERCISABLE     UNEXERCISABLE     EXERCISABLE     UNEXERCISABLE
------------------------------------------------------------------------------------------------------------------------------
A. B. Krongard                       19,292       423,699         15,000                0          539,955                0

Mayo A. Shattuck III                 18,720       444,375         15,000                0          539,955                0

W. Gar Richlin                        6,537       175,407         15,000            3,750          463,073          114,049

Bruce H. Brandaleone                 24,009       632,229         20,000            2,500          622,015           76,033

Thomas Schweizer, Jr.                 4,500       105,750         18,250            3,500          565,354          106,446

LONG-TERM INCENTIVE PLANS

     The following table provides information concerning awards made to the Chief Executive Officer and the other four most highly compensated executive officers of the Company for 1996 under the Company's Long-Term Incentive Plan:

            LONG-TERM INCENTIVE PLAN AWARDS IN LAST FISCAL YEAR (1)

             (A)                       (B)               (C)               (D)             (E)             (F)
                                    NUMBER OF       PERFORMANCE OR
                                  SHARES, UNITS      OTHER PERIOD            ESTIMATED FUTURE PAYOUTS UNDER
                                    OR OTHER            UNTIL               NON-STOCK PRICE BASED PLANS(2)(3)
                                     RIGHTS           MATURATION        ----------------------------------------
             NAME                      (#)            OR PAYOUT         THRESHOLD        TARGET          MAXIMUM
----------------------------------------------------------------------------------------------------------------
A. B. Krongard                          NA              6 years             NA         $3,605,940          NA

Mayo A. Shattuck III                    NA              6 years             NA         $3,135,600          NA

W. Gar Richlin                          NA              6 years             NA         $  783,900          NA

Bruce H. Brandaleone                    NA              6 years             NA         $  783,900          NA

Thomas Schweizer, Jr.                   NA              6 years             NA         $  783,900          NA

NOTES:

(1) Awards related to the year in which earned, regardless of when granted.

(2) 1996 debentures were purchased by executives in January 1997. The debentures bear interest at 6.125% per year and mature in June 2003. The debentures are convertible into the Company's Common Stock at a price of $52.26 per share beginning in January 2000; this conversion feature will vest to the employee if he or she is an employee in January 2000. To finance such purchases, the Company loaned executives an amount equal to the debentures' purchase price which amount is set forth in column (e) above. The interest charged on the loan is 6.125% per year.

(3) The Company has agreed to forgive one-sixth of the loan at the end of each of the three years from 1997 through 1999 if the Company's ROE exceeds an annual target of 15% which has been set by the Compensation Committee for each of the years in the three-year period ending December 31, 1999 or one-half of the loan to the extent not otherwise forgiven if the Company's ROE exceeds a cumulative target of 15% for that three-year period. Annual and cumulative loan forgiveness targets for 2000-2002 for the remaining one-half of the original loan balance will be set by the Compensation Committee in late 1999 or early 2000.

STOCK PERFORMANCE CHART

     The following chart and table compare the five-year cumulative total return on shares of the Company's Common Stock against the cumulative total return of the S&P 500 Stock Index and the cumulative total return of certain comparable publicly traded investment banking and brokerage companies. The investment banking and brokerage companies used for comparison purposes below include publicly traded companies which have market capitalization generally in excess of $100 million and which operate in areas of the securities industry similar to those of the Company. The chart and table assume that $100 was invested on December 30, 1991 in the Company's Common Stock, the comparable publicly traded investment banking and brokerage companies and the S&P 500, and that all dividends were reinvested over the five-year period.

               COMPARISON OF FIVE-YEAR CUMULATIVE TOTAL RETURN OF
               ALEX. BROWN VS. COMPARABLE INVESTMENT BANKING AND
                      BROKERAGE COMPANIES AND THE S&P 500

                              [Graph appears here]

                    Alex.     Comparable Investment Banking
                    Brown      and Brokerage Companies (1)        S&P 500

                  (diamond)              (bullet)                  (star)

(1) Comparable Investment Banking and Brokerage Companies consist of:
       The Advest Group, Inc.               Morgan Stanley Group Inc.
       Bear Stearns Companies Inc.          PaineWebber Group
       A.G. Edwards, Inc.                   Piper Jaffray Companies Inc.
       Interra Financial Incorporated       Raymond James Financial, Inc.
       Legg Mason, Inc.                     Salomon Inc.
       Merrill Lynch & Co., Inc.

              Alex.          Comparable Investment Banking          S&P 500
              Brown           and Brokerage Companies (1)
------------------------------------------------------------------------------
1991         100.00                    100.00                       100.00
1992          91.02                    103.89                       107.62
1993         115.75                    137.77                       118.46
1994         144.75                    114.71                       120.03
1995         204.74                    152.22                       165.13
1996         357.49                    227.08                       203.05

                         COMPENSATION COMMITTEE REPORT
                           ON EXECUTIVE COMPENSATION

     The following report is submitted by the Compensation Committee of the Board (the "Committee"), of which all members are Non-Employee Directors. This report addresses the Company's 1996 compensation policies applicable to executive officers, including the Company's five most highly paid executives in 1996 (collectively, the "Senior Executives"). The report also specifically reviews the basis for the compensation of the Chief Executive Officer ("CEO").

GENERAL

     The Company's compensation plans are intended to reward the accomplishment of specific objectives that have been designed to result in the enhancement of stockholder value. Incentive plans provide the opportunity for executive officers to earn competitive rates of total compensation by reaching goals expressed in financial and strategic terms.

     As a general matter, base salaries for Managing Directors of Alex. Brown are $200,000 per annum, and total cash compensation is heavily based on performance. As Managing Directors of Alex. Brown, each of the Company's Senior Executives received a base salary of $200,000 in 1996. Base salaries for executive officers are set at a level such that a substantial portion of anticipated aggregate cash compensation is at risk. Aggregate cash compensation of executive officers is materially linked to operating performance as measured by such factors as return on stockholders' equity, operating income and other financial and operating results measured against predetermined objectives. Historically, in years in which the Company's performance has been favorable, as measured by these factors, cash compensation has increased and, in less favorable years, cash compensation has been reduced. A subjective evaluation of individual contribution to overall results is also an important factor in determining cash compensation.

     Since the Committee believes that compensation for executive officers should be closely aligned to stockholder interests, the Company has adopted several forms of incentive compensation based on stock ownership and appreciation.

INCENTIVE BONUSES

     The Company's annual incentive bonuses for its executive officers, including bonuses paid to Senior Executives as reported in column (d) of the Summary Compensation Table, are based on both objective and subjective performance criteria and typically constitute a substantial portion of an individual's total compensation. Objective criteria include a comparison of actual versus target operating income and performance versus specific financial and strategic objectives for both the Company as a whole and each executive's operating unit, as established in connection with the Company's annual planning process. Subjective criteria encompass evaluation of the executive's initiative, ability, attitude and contribution to overall unit and corporate performance. No formal weighting of the various criteria was employed in setting incentive bonuses. These incentives were paid through the Management Compensation Plan which was approved by stockholders in 1994. For 1996, Messrs. Krongard and Shattuck determined the incentive bonuses of the Company's executive officers, other than the Senior Executives. Mr. Krongard made specific recommendations regarding the incentive bonuses for each of the Senior Executives. The Committee determined Mr. Krongard's incentive bonus and accepted Mr. Krongard's recommendations regarding the incentive bonuses of the other Senior Executives.

EQUITY COMPENSATION PLAN

     In 1992, the Committee instituted the Company's Equity Compensation Plan whereby 10% of total earned cash compensation above a specified amount is withheld from the compensation of Managing Directors and

Principals. Of the withheld amount 50% is paid in Common Stock (calculated at a 15% discount from market), and the individual is allowed to invest the remaining 50% of the withheld amount either in additional shares of the Common Stock at market or in certain investment vehicles sponsored by the Company. The stock and investments are not available to the individual for three years (five years in the event the individual leaves the Company). In 1996, $18,239,523 of cash compensation was withheld pursuant to the Equity Compensation Plan, including $1,435,000 for the Senior Executives, and replaced by shares of the Common Stock and investments in Company-sponsored investment vehicles.

     The Committee believes that the increase in stock ownership pursuant to the Equity Compensation Plan is beneficial in aligning management's and stockholders' interests and, over the long-term, increasing stockholder value.

EQUITY INCENTIVE PLAN

     The other long-term incentive components of executive officers' 1996 compensation arose under the Company's 1991 Equity Incentive Plan. Awards of stock options and rights to purchase securities under the 1991 Equity Incentive Plan are designed to promote the identity of long-term interests between the Company's key employees and its stockholders.

     At the end of 1996, executive officers were awarded the right to buy a total of $13,483,080 of 6.125% Convertible Subordinated Debentures, including $9,093,240 for the Senior Executives. The debentures are convertible into Common Stock at $52.26 per share, a 15% premium over the average stock price for the 30 days prior to the award date, after vesting at the end of a three-year period. The purchase of the debentures was financed by loans which the Company granted to the recipients at an annual interest rate of 6.125%. These loans are subject to forgiveness over a six-year period based upon annual or cumulative return on stockholders' equity objectives which are set by the Committee every three years. In determining the amount of debentures to be purchased by executive officers, the Committee reviewed such amount relative to cash compensation for each executive officer although no specific percentage relationships were employed. In general, the Committee's policies call for the amount of convertible debentures sold to the CEO and other executive officers to be significant relative to their total compensation.

OTHER COMPENSATION PLANS

     At various times in the past, the Company has adopted certain employee benefit plans in which executive officers are permitted to participate on the same terms as other employees who meet applicable eligibility criteria, subject to any legal limitations on the amounts that may be contributed or the benefits that may be payable under the plans. The Company provides 401(k) matching and profit sharing contributions to a retirement plan in amounts determined annually based upon Company performance. In 1996, these amounts totalled 5.3% of the salaries of the Senior Executives. Managing Directors of Alex. Brown, including the Senior Executives, and Non-Employee Directors of the Company also participate in split dollar life insurance arrangements.

MR. KRONGARD'S 1996 COMPENSATION

     Mr. Krongard's annual and long-term incentive compensation was earned under the same plans available to executive officers and other key employees, with annual bonus and long-term incentive compensation based predominantly on the Company's return on stockholders' equity and other financial ratios, operating results and achievement of specified goals.

     In early 1996, the Board of Directors accepted the Company's three-year plan which set the Company's financial and operating objectives for 1996-1998. Thereafter, the Board's Organization Committee approved specific standards, goals and objectives for Mr. Krongard for 1996.

     In establishing Mr. Krongard's 1996 annual compensation and long-term incentives, the Committee reviewed his performance relative to the standards, goals and objectives established early in the year although no formal or absolute weighting of these factors was utilized.

     Specifically, in determining Mr. Krongard's compensation for 1996, the factors considered by the Committee included the following:

     (Bullet) 1996 was the best year in the Company's history in terms of revenues, net income and earnings per share;

     (Bullet) Book value per share increased 28% to $26.79;

     (Bullet) Return on average equity for the year was 27.2% compared to 22.2% in the prior year;

     (Bullet) Revenues increased 31% and net income increased 61% over the prior year; and

     (Bullet) Mr. Krongard played a critical role in promoting the long-term strategic growth of the Company.

     In light of the foregoing, the Committee approved aggregate salary and bonus compensation for Mr. Krongard that was 53% more than in the prior year.

SECTION 162(M) CONSIDERATION

     Effective January 1, 1994, Section 162(m) of the Internal Revenue Code of 1986 (the "Code") generally denies a tax deduction to any publicly-held corporation for compensation that exceeds $1 million paid to any Senior Executive in a taxable year, subject to an exception for "performance-based compensation" as defined in the Code. In 1994, the stockholders approved the Management Compensation Plan which provides for performance-based compensation for executive officers. In determining compensation for the Senior Executives, the primary consideration is achievement of the Company's strategic goals, taking into consideration competitive practices, market conditions and other factors. To the extent that fulfilling these goals is consistent with obtaining tax deductions, the Company is committed to making compensation awards that will qualify for tax deductions.

                    SUBMITTED BY THE COMPENSATION COMMITTEE
                      OF THE COMPANY'S BOARD OF DIRECTORS:

  Lee A. Ault III, Chairman      Steven Muller, Ph.D.      John J. F. Sherrerd

                              CERTAIN TRANSACTIONS

REAL ESTATE LEASES

     During 1996, the Company leased approximately 15,000 square feet of office space at 135 E. Baltimore Street in Baltimore, Maryland, from Brown Realty Limited Partnership, all except one of the owners of which are members of the family of Benjamin H. Griswold IV. The lease, which expired on February 28, 1997, called for rental payments of $125,750 per year during the lease term.

     During 1996, the Company also leased approximately 36,000 square feet of office space at 119-131 East Baltimore Street in Baltimore, Maryland from Alex. Brown Partners (the "Partnership"), which was the entity through which the Company's investment banking and securities brokerage business was conducted until 1984. The Partnership is a Maryland limited partnership, the partners of which include certain officers and directors of the Company and other current and former Managing Directors and Principals of Alex. Brown. No current director, officer or employee of the Company owns more than 3.5% of the Partnership. The lease, which expires on March 31, 1997, calls for rental payments of $262,500 per year during the lease term.

MARGIN ACCOUNTS

     Certain directors and executive officers maintain margin accounts with the Company. Such extensions of credit have been made in the ordinary course of the Company's business and are on the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with non-affiliated persons, and do not involve more than the normal risk of collectibility or present other unfavorable features.

EMPLOYEE PARTICIPATION IN PRIVATE INVESTMENTS

     In connection with the establishment and management of certain private investments and investment funds, certain key employees, including Senior Executives, receive interests in the appreciation of investment assets, including merchant banking investments. These interests generally have little or no value at the time of grant and, accordingly, do not result in compensation expense to the Company. The ultimate amount, if any, received by such participants will depend on the performance of the particular investments. Certain key employees, including Senior Executives, may also receive interests in any gains realized on certain equity instruments received in connection with the Company's investment banking activities.

                          OTHER PERTINENT INFORMATION

ACCOUNTING MATTERS

     KPMG Peat Marwick LLP ("KPMG") has served as auditor for the Company and its predecessors since 1977 and has been selected by the Board to continue as the Company's auditor for the next fiscal year. The audit services rendered by KPMG for the fiscal year ended December 31, 1996 included: audit of the financial statements of the Company, review of unaudited quarterly financial information, consultation in connection with the preparation of the annual report to stockholders and the filing of the Annual Report on Form 10-K with the Securities and Exchange Commission and consultation with, and assistance to, Company personnel on accounting and related matters.

     Representatives of KPMG will attend the Meeting, will have an opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions by stockholders.

STOCKHOLDER PROPOSALS

     The Company provides all stockholders with the opportunity, under certain circumstances, to participate in the governance of the Company by submitting proposals that they believe merit consideration at the next annual meeting of stockholders, expected to be held in April, 1998. Stockholders may also submit the names of individuals that they wish to be considered by the Organization Committee of the Board as nominees for directors. To enable management to analyze and respond adequately to proposals and to prepare appropriate proposals for presentation in the Company's Proxy Statement for the next annual meeting of stockholders, any such proposal must be received by the Company no later than November 20, 1997, and should be addressed to the attention of its Secretary at its principal place of business in Baltimore, Maryland.

OTHER MATTERS

     Management is not aware of any other matters that may be brought before the meeting. If any matters properly come before the meeting, the persons named in the proxy will vote in accordance with their judgment as to the best interests of the Company with respect to such matters.

                      (THIS PAGE INTENTIONALLY LEFT BLANK)

                                                                       EXHIBIT A

                            ALEX. BROWN INCORPORATED
                   AMENDED 1988 EMPLOYEE STOCK PURCHASE PLAN

     This Amended 1988 Employee Stock Purchase Plan (the "Plan") is intended as an employment incentive to encourage and facilitate stock ownership by eligible employees of Alex. Brown Incorporated (the "Corporation") and its subsidiaries in order to increase their proprietary interest in the Corporation's success.

     SECTION 1. EMPLOYEES WHO MAY PURCHASE STOCK UNDER THE PLAN. Any employee (including officers) on the active payroll as of an Offering Date (see Section
6) of the Corporation or one of its subsidiaries included in this Plan by the Committee (see Section 13), will be eligible to purchase Common Stock of the Corporation ("Stock") under the Plan, except an employee who has been employed for less than one year or whose customary employment is twenty hours or less per week. No member of the Board of Directors who is not also an employee will be eligible to purchase Stock under the Plan. An employee's privilege to purchase Stock under the Plan cannot be sold or transferred, and can be exercised only by the employee or his estate acting in his behalf.

     SECTION 2. AVAILABLE SHARES. The total shares of Stock available ("Available Shares") to employees under this Plan will be 3,500,000. The number of shares, if any, to be made available during each calendar year of the Plan (a "Plan Year") shall be determined by the Committee (see Section 13) in its discretion.

     SECTION 3. PRICE OF STOCK. The price per share of Stock may be no less than 85% of the lesser of the fair market value of the Corporation's Common Stock on the applicable Offering Date or the applicable Purchase Date as determined by the Committee consistent with Section 14 hereof and any Federal law or regulation deemed applicable by the Committee. Within the above limits, the Committee shall have discretion to determine whether the price for each offering will be based on fair market value on the Offering Date or Purchase Date or the lesser of the two, and the discount from fair market value, if any, at which the Stock may be purchased.

     SECTION 4. HOW TO PARTICIPATE. To participate in the Plan, an employee must complete a Payroll Deduction Authorization Form and deliver it in accordance with the procedures and terms established by the Committee by the applicable Acceptance Date (see Section 6). The maximum deduction under the Plan shall be 10% of W-2 earnings for the current Plan Year not to exceed $25,000 per year. The Committee may, in its discretion, set lower maximum deductions for any Plan Year and establish a maximum number of shares which may be purchased during any Plan Year. The minimum deduction shall be determined by the Committee as to each Offering Date.

     Notwithstanding any other provision of the Plan, no employee may subscribe to purchase Stock under the Plan if immediately after such subscription he owns, actually or constructively, or has a subscription or other option to purchase, as much as 5 percent of the shares (either in voting power or value) of the Corporation or any parent or subsidiary of the Corporation. Further, no employee may purchase under this Plan a number of shares which permits his rights to purchase Stock under all Employee Stock Purchase Plans of the Corporation and its subsidiaries to accrue at a rate which exceeds $25,000 of fair market value of such shares (determined on each Offering Date) for each Plan Year.

     A payroll deduction authorization, unless cancelled as provided in Section 11, will apply for the remainder of the applicable Plan Year and may not be modified during the Plan Year. An employee who does not elect to participate in the first offering of a Plan Year may elect to participate in a subsequent offering by delivering a Payroll Deduction Authorization Form in accordance with the procedures and terms established by the Committee; however, an employee who has elected payroll deductions in any offering during a Plan Year and subsequently cancelled that election may not participate in another offering or authorize additional deductions until the next Plan Year. As soon as practicable after the first Offering Date in each Plan Year, the Corporation, upon direction by the Committee (see Section 13), shall advise all eligible employees of the minimum and maximum deductions which they may elect and the fair market value of the Stock as of the applicable Offering Date, and will furnish to each employee a Payroll Deduction Authorization Form for use in participating in the Plan.

     SECTION 5. PAYMENT FOR STOCK. Payment for Stock will be made by payroll deductions authorized by the employee over each Plan Year. Such installments shall be credited to the employee's account and applied toward the purchase of Stock as described below. In the discretion of the Committee, no interest need be paid on any installments held pursuant to the Plan, and all such funds may be held in the Corporation's general account and used for any corporate purpose pending their application to the purchase of Stock as provided below.

     On each Purchase Date (see Section 6), an employee's installments will be applied, except as provided in Sections 8 and 14, to the purchase of as many full shares of Stock as such amounts will purchase at the price determined by the Committee in accordance with Section 3.

     There is no minimum purchase of shares, and no fractional shares will be purchased. To the extent that funds in an employee's account are insufficient to purchase a full share, or funds remain in an employee's account after the purchase of a full share, such funds shall remain in the account and shall be applied towards the purchase of Stock on the next Purchase Date, unless the employee elects to cancel his payroll deductions as provided in Section 11. Excess funds will be carried over as described above. All funds remaining in an account at the end of a Plan Year will be refunded unless the employee has elected to participate in the Plan for the next Plan Year.

     Except as otherwise provided in this Section 5, payments by payroll deduction will be deemed made on and will be credited to the employee's account as of the day on which the employee is entitled to receive the pay from which the deduction is made.

     If for any reason, except separation from the active payroll as provided in
Section 11, an employee does not have, after other authorized payroll deductions, sufficient pay in any payroll period to permit his regular installment deductions to be made in full, such deductions will be discontinued until he again has sufficient pay to permit them to be made. If the employee's pay is again sufficient during the Plan Year to permit the resumption of installment deductions, then, unless he cancels his participation, installment deductions will be resumed. Rights to purchase shares under the Plan cannot be exercised after the expiration of twenty-seven months from the Offering Date (or five years from the Offering Date if the price per share is not less than 85% of the fair market value of the share on the applicable Purchase Date).

     SECTION 6. OFFERING PERIODS AND DATES. Offering Dates and Purchase Dates under the Plan may be annual, semiannual or quarterly, in the discretion of the Committee; the Acceptance Date for a particular offering will generally be no less than 15 days after the related Offering Date and no less than 10 days before the date on which payroll deductions are to commence. The Committee in its discretion may change such dates and periods provided, however, that no dates or periods shall be changed once an offering has begun.

     SECTION 7. RECEIPT OF STOCK. All shares purchased under the Plan, issued as of the applicable Purchase Date, will be delivered as soon as practicable to the subscriber in accordance with the procedures and terms established by the Committee. An employee may have his Stock issued in his own name, or in his name and that of another as joint tenants or otherwise as may be permitted by the laws of the state where he resides.

     SECTION 8. EFFECT OF CERTAIN RECORD DATES. In the event that a record date is fixed by the Board of Directors for the issuance of subscription rights, a stock dividend or for a subdivision or combination of outstanding shares, no purchase of Stock will be deemed to be completed on such record date, and no certificates for Stock purchased under the Plan will be issued as of such record date. The right to have the purchase of Stock completed, although temporarily suspended on such a record date, will be immediately restored on the next following business day which is not such a record date.

     SECTION 9. RIGHTS AS A STOCKHOLDER. An employee will not have any rights as a stockholder with respect to shares for which he has subscribed until the date as of which his stock certificate is issued. No adjustment will be made for dividends or other rights for which the record date is prior to the date of the stock certificate.

     SECTION 10. RIGHT TO PURCHASE STOCK IS NOT TRANSFERRABLE. An employee's right to purchase Stock under the Plan may not be sold, pledged, assigned or transferred in any manner. If this provision is violated, the employee's participation under the Plan shall terminate and the only right remaining will be to have paid to the person entitled thereto the amount paid by such employee through payroll deductions, without interest.

     SECTION 11. CANCELLATION OF PARTICIPATION, ETC. An employee may cancel his participation in the Plan, in whole but not in part, as of any Purchase Date by delivery of written notice of cancellation in accordance with the procedures and terms established by the Committee.

     If an employee cancels his participation, his payroll deductions under the Plan will cease as of the applicable Purchase Date, and all amounts accrued to his account through such Purchase Date shall be applied to the purchase of Stock as provided in Section 5. Any amounts remaining after such purchase shall be refunded to the employee in cash. The employee's rights with respect to the cancelled participation will cease except that he will be entitled to receive the Stock and cash described above. The Committee may, in its sole discretion, permit cancellation of an employee's participation, in whole but not in part, prior to the next Purchase Date and may, in the event of financial hardship, permit amounts accrued in a cancelling employee's account to be refunded in lieu of being applied to the purchase of Stock.

     An employee's participation will be cancelled automatically upon his separation from the active payroll for any reason, including retirement, death or entry into the Armed Services, and his rights with respect to the cancelled participation shall cease, except that he will be entitled to receive in cash the amount theretofore credited to his account.

     SECTION 12. CHANGE IN SHARES OF COMMON STOCK. In the event of a subdivision or combination of the shares of Common Stock of the Corporation, or of a stock dividend, the maximum number of shares which may thereafter be issued and sold under the Plan will be proportionately increased or decreased, and such other action will be taken as in the opinion of the Board of Directors of the Corporation will be appropriate under the circumstances.

     SECTION 13. ADMINISTRATION. The Plan shall be administered by the Compensation Committee or such other Committee designated by the Board of Directors of the Corporation (the "Committee"). The interpretation and construction by the Committee of any provisions of the Plan or of any subscription made under it will be final unless otherwise determined by the Board of Directors. No member of the Board of Directors or the Committee will be liable for any action or determination made in good faith with respect to the Plan or any subscription made under it.

     SECTION 14. GENERAL. The Corporation reserves the right to amend the Plan at any time to conform to applicable laws and regulations, or to carry on successful operation of the Plan, or so to administer the Plan as to meet special circumstances not anticipated or covered in the Plan; provided, however, that no amendment of the Plan will, except as provided in Section 12 relating to subdivisions and combinations of shares or stock dividends, (i) make any change in the number of shares to be offered, (ii) change the percentage of the market price at which the stock may be purchased under the Plan, or (iii) increase the maximum number of shares which an employee may purchase. The Corporation also reserves the right to cancel the Plan at any time with respect to deductions which have not been applied to the purchase of the Stock as provided in Section
5. In the event of such cancellation, however, any employee whose participation is so cancelled will receive a refund of the amount credited to his account under the Plan.

     The "fair market value" of the Company's Common Stock shall be the last sale price as reported in THE WALL STREET JOURNAL on the applicable date. The term "subsidiary" means any and all subsidiaries as defined in the Internal Revenue Code or applicable regulations pertaining to employee stock purchase plans. The Committee will have the power to designate, in its discretion, from time to time, the subsidiaries to be included in the Plan at any time.

                            ALEX. BROWN INCORPORATED

                 PROXY FOR 1997 ANNUAL MEETING OF STOCKHOLDERS

          This proxy is solicited on behalf of the Board of Directors

     The undersigned hereby acknowledges receipt of the Annual Report to Stockholders and the Notice of Annual Meeting and Proxy Statement relating to the Annual Meeting of Stockholders of Alex. Brown Incorporated, called to convene on April 22, 1997, and hereby constitutes and appoints A. B. KRONGARD and MAYO A. SHATTUCK III, and either of them, the true and lawful attorneys and Proxies of the undersigned with full power of substitution to each, to vote all the shares of Common Stock of the corporation which the undersigned is entitled to vote at the meeting and at any adjournment thereof, in their discretion on any matter which may properly come before the meeting and as follows:

                      (caret) FOLD AND DETACH HERE (caret)

The shares represented by this proxy are to be           Please mark
voted in accordance with the specific instructions       your votes as  [X]
below and, if no choice is indicated, are to be          indicated in
voted FOR the election of the nominees listed,           this example
and FOR the proposal to amend the Alex. Brown
Incorporated 1988 Employee Stock Purchase Plan.

(a) ELECTION OF DIRECTORS, as nominated by the Board.

    FOR all nominees       WITHHOLD         Lee A. Ault III, Neil R. Austrian, Thomas C. Barry,
    listed at right       AUTHORITY         Kenneth D. Brody, Benjamin H. Griswold IV,
     (except those     for all nominees     A. B. Krongard, Frank E. Richardson,
     named below)      listed at right      Mayo A. Shattuck III and John J. F. Sherrerd.
        [ ]                  [ ]

(Instruction: To withhold authority to vote for any nominees, write those nominees' names on the line below.)


________________________________________________________________________________


(b) PROPOSAL TO AMEND THE ALEX. BROWN INCORPORATED 1988 EMPLOYEE STOCK PURCHASE PLAN.

           FOR         AGAINST          ABSTAIN
           [ ]           [ ]              [ ]

                                  Please sign, date and return this proxy
                                  promptly in the enclosed envelope which
                                  requires no postage if mailed in the United
                                  States.

                                  _____________________________________________

                                  _____________________________________________
                                  SIGNATURE(S) OF STOCKHOLDER(S)

                                  (Signature(s) should conform with the name(s) printed hereon. If stock is held in joint names, all should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by President or other authorized officer. If a partnership, please sign in partnership name by authorized person.)

                                  Date:___________________________________, 1997

                                  PLEASE DO NOT FOLD, STAPLE OR DAMAGE

                      (caret) FOLD AND DETACH HERE (caret)